3 May 2019	Our Ref: HA//S7050-154362
Greenlight Capital Re, Ltd. 65 Market Street, Suite 1207 Camana Bay Grand Cayman KY1-1205 Cayman Islands

Dear Sirs
GREENLIGHT CAPITAL RE, LTD.

We have been asked to provide this legal opinion to you with regard to the laws of the Cayman Islands in connection with the registration by Greenlight Capital Re, Ltd. (the "Company"), of 1,771,363 Class A ordinary shares with a nominal or par value of $0.10 per share in the capital of the Company (the "Shares") for issuance under the Greenlight Capital Re, Ltd. Amended and Restated 2004 Stock Incentive Plan as attached to the Resolutions (as defined in Schedule 1) (the "Plan"), under the United States Securities Act of 1933, as amended (the "Securities Act") and pursuant to the terms of the Registration Statement (as defined in Schedule 1).

For the purposes of giving this opinion, we have examined and relied upon the originals or copies of the documents listed in Schedule 1.
We are Cayman Islands Attorneys at Law and express no opinion as to any laws other than the laws of the Cayman Islands in force and as interpreted at the date of this opinion.
Based upon the foregoing examinations and the assumptions and qualifications set out below and having regard to legal considerations which we consider relevant, and under the laws of the Cayman Islands, we give the following opinion in relation to the matters set out below.

1.
The Company is an exempted company duly incorporated with limited liability, validly existing under the laws of the Cayman Islands and in good standing with the Registrar of Companies in the Cayman Islands (the "Registrar").

2.
The Shares have been duly authorised by all necessary corporate action of the Company and upon the issue of the Shares (by the entry of the name of the registered owner thereof in the Register of Members of the Company confirming that such Shares have been issued credited as fully paid), delivery and payment therefore by the purchaser in accordance with the Memorandum and Articles of Association (as defined in Schedule 1) and the Plan and in the manner contemplated by the Registration Statement, the Shares will be validly issued, fully paid and non-assessable (meaning that no additional sums may be levied on the holder thereof by the Company).

The foregoing opinion is given based on the following assumptions.

1.
The originals of all documents examined in connection with this opinion are authentic. The signatures, initials and seals on the Documents are genuine and are those of a person or persons given power to execute the Documents under the Resolutions (as defined in Schedule 1). All documents purporting to be sealed have been so sealed. All copies are complete and conform to their originals. The Documents conform in every material respect to the latest drafts of the same produced to us and, where provided in successive drafts, have been marked up to indicate all changes to such Documents.

2.	We have relied upon the statements and representations of directors, officers and other representatives of the Company as to factual matters.

3.	The Company will receive consideration in money or money’s worth for each Share when issued, such price in any event not being less than the stated par or nominal value of each Share.

4.
The Director Resolutions (as defined in Schedule 1) have been duly executed by or on behalf of each Director and the signatures and initials thereon are those of a person or persons in whose name the Board Resolutions have been expressed to be signed. The Shareholder Resolutions were adopted at a duly convened meeting of the members of the Company and such meetings were held and conducted in accordance with the Memorandum and Articles.

5.	The Resolutions are and shall remain in full force and effect and have not been and will not be rescinded or amended.

6.
Each of the Registration Statement and the Plan (including each award granted pursuant thereto) will be duly authorised, executed and delivered by or on behalf of all relevant parties prior to the issue of the Shares and will be legal, valid, binding and enforceable against all relevant parties in accordance with their terms under all relevant laws.

7.	All preconditions to the issue of the Shares under the terms of the Plan will be satisfied or duly waived prior to the issue of the Shares and there will be no breach of the terms of the Plan.

8.	There is nothing under any law (other than the laws of the Cayman Islands) which would or might affect any of the opinions set forth above.

9.
At the time of the issue of any Shares under the Plan, the Company will have sufficient authorised but unissued Class A ordinary shares in the capital of the Company, at least equal to number of Shares being issued under the Plan.

Our opinion as to good standing is based solely upon receipt of the Certificate of Good Standing issued by the Registrar. The Company shall be deemed to be in good standing under section 200A of the Companies Law on the date of issue of the certificate if all fees and penalties under the Companies Law have been paid and the Registrar has no knowledge that the Company is in default under the Companies Law.
This opinion is limited to the matters referred to herein and shall not be construed as extending to any other matter or document not referred to herein.  This opinion is given solely for your benefit and the benefit of your legal advisers acting in that capacity in relation to this transaction and may not be relied upon by any other person, other than persons entitled to rely upon it pursuant to the provisions of the Securities Act, without our prior written consent.
This opinion shall be construed in accordance with the laws of the Cayman Islands.
We hereby consent to the filing of this opinion as an exhibit to the Registration Statement.
Yours faithfully
/s/ Walkers
Walkers

SCHEDULE 1

LIST OF DOCUMENTS EXAMINED

1.
The Certificate of Incorporation dated 13 July 2004, Memorandum and Articles of Association as adopted on 10 July 2008 (the "Memorandum and Articles"), Register of Directors and Register of Officers, in each case, of the Company, copies of which have been provided to us by its registered office in the Cayman Islands (together the "Company Records").

2.	The Cayman Online Registry Information System (CORIS), the Cayman Islands' General Registry's online database, searched on 30 April 2019.

3.	A Certificate of Good Standing dated 16 April 2019 in respect of the Company issued by the Registrar (the "Certificate of Good Standing").

4.
A copy of the executed written resolutions of the Directors of the Company dated 26 April 2019 (the "Director Resolutions") and minutes of the annual general meeting of the Company held on 28 April 2010 (the "Shareholder Resolutions", together with the Director Resolutions, the "Resolutions").

5.	Copies of the following documents (the "Documents"):

(a)
the Registration Statement on Form S-8 filed on 3 May 2019 by the Company with the United States Securities and Exchange Commission registering the Shares under the Securities Act (as filed, the "Registration Statement");

(b)	the Plan (in the form attached to the Resolutions); and

(c)	such other documents as we have deemed necessary to render the opinions set forth herein.